As filed with the Securities and Exchange Commission on September 29, 2008

Registration No. _____ - __________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________________

POST-EFFECTIVE AMENDMENT TO

FORM S-8 REGISTRATION STATEMENT NO. 333-139650

FORM S-8 REGISTRATION STATEMENT NO. 333-108500

UNDER THE SECURITIES ACT OF 1933

______________________________

WENDY’S/ARBY’S GROUP, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	38-0471180 (IRS Employer Identification No.)

________________________________________________________

1155 Perimeter Center West 12th Floor

Atlanta, GA 30338

(Address of Principal Executive Offices) (Zip Code)

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Triarc Companies, Inc. 1993 Equity Participation Plan

Triarc Companies, Inc. Amended and Restated 1997 Equity Participation Plan

Triarc Companies, Inc. Amended and Restated 1998 Equity Participation Plan

Triarc Companies, Inc. Amended and Restated 2002 Equity Participation Plan

Replacement Stock Option Agreement, dated July 25, 2005, between Triarc Companies, Inc. and Thomas A. Garrett relating to Options to Purchase 203,328 shares of Class B Common Stock, Series 1

Replacement Stock Option Agreement, dated July 25, 2005, between Triarc Companies, Inc. and Thomas A. Garrett relating to Options to Purchase 334,331 shares of Class B Common Stock, Series 1

Replacement Stock Option Agreement, dated July 25, 2005, between Triarc Companies, Inc. and Michael I. Lippert relating to Options to Purchase 78,802 shares of Class B Common Stock, Series 1

Replacement Stock Option Agreement, dated July 25, 2005, between Triarc Companies, Inc. and J. David Pipes relating to Options to Purchase 157,605 shares of Class B Common Stock, Series 1

________________________________________________________

(Full titles of plan)

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Nils H. Okeson, Esq.

Wendy’s/Arby’s Group, Inc.

1155 Perimeter Center West 12th Floor

Atlanta, GA 30338

(678) 514-4100
________________________________________________________

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

John C. Kennedy, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas, New York, New York 10019-6064

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒ Non-accelerated filer (do not check if a smaller reporting company) ☐	Accelerated filer ☐ Smaller reporting company ☐

DEREGISTRATION OF SHARES

On September 29, 2008, pursuant to the terms of the Agreement and Plan of Merger dated as of April 23, 2008, as amended, by and among Triarc Companies, Inc. ("Triarc"), Green Merger Sub, Inc., a wholly-owned subsidiary of Triarc ("Merger Sub"), and Wendy’s International, Inc. (“Wendy’s”), Wendy’s merged with and into Merger Sub, with Wendy’s surviving as a wholly-owned subsidiary of Triarc. In connection with the merger, Triarc changed its name to Wendy’s/Arby’s Group, Inc.

This Post-Effective Amendment to the Registration Statements on Form S-8 listed below (collectively, the "Prior Registration Statements") is filed to deregister all shares of Triarc Class B common stock, Series 1, par value $0.10 per share that were previously registered and have not been sold or otherwise issued as of the date of the filing of this Post-Effective Amendment under the (i) Triarc Companies, Inc. 1993 Equity Participation Plan, (ii) Triarc Companies, Inc. Amended and Restated 1997 Equity Participation Plan, (iii) Triarc Companies, Inc. Amended and Restated  1998 Equity Participation Plan, (iv) Triarc Companies, Inc. Amended and Restated 2002 Equity Participation Plan, (v) Replacement Stock Option Agreement, dated July 25, 2005, between Triarc Companies, Inc. and Thomas A. Garrett relating to Options to Purchase 203,328 shares of Class B Common Stock, Series 1, (vi) Replacement Stock Option Agreement, dated July 25, 2005, between Triarc Companies, Inc. and Thomas A. Garrett relating to Options to Purchase 334,331 shares of Class B Common Stock, Series 1, (vii) Replacement Stock Option Agreement, dated July 25, 2005, between Triarc Companies, Inc. and Michael I. Lippert relating to Options to Purchase 78,802 shares of Class B Common Stock, Series 1 and (viii) Replacement Stock Option Agreement, dated July 25, 2005, between Triarc Companies, Inc. and J. David Pipes relating to Options to Purchase 157,605 shares of Class B Common Stock, Series 1.

1.	Registration Statement No. 333-108500 filed September 4, 2003; and
2.	Registration Statement No. 333-139650 filed December 22, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Prior Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on September 29, 2008.

WENDY’S/ARBY’S GROUP, INC.
By:	/s/ Stephen E. Hare
Name: Stephen E. Hare Title: Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Prior Registration Statements has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Titles	Date

/s/ Nelson Peltz	Chairman and Director	September 29, 2008
Nelson Peltz

/s/ Peter W. May	Vice Chairman and Director	September 29, 2008
Peter W. May

/s/ Roland C. Smith	Chief Executive Officer, President and Director (Principal Executive Officer)	September 29, 2008
Roland C. Smith

/s/ Stephen E. Hare	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	September 29, 2008
Stephen E. Hare

/s/ Steven B. Graham	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	September 29, 2008
Steven B. Graham

/s/ Hugh L. Carey	Director	September 29, 2008
Hugh L. Carey

/s/ Clive Chajet	Director	September 29, 2008
Clive Chajet

Signature	Titles	Date

/s/ Edward P. Garden	Director	September 29, 2008
Edward P. Garden

/s/ Janet Hill	Director	September 29, 2008
Janet Hill

/s/ Joseph A. Levato	Director	September 29, 2008
Joseph A. Levato

/s/ J. Randolph Lewis	Director	September 29, 2008
J. Randolph Lewis

/s/ David E. Schwab II	Director	September 29, 2008
David E. Schwab II

/s/ Raymond S. Troubh	Director	September 29, 2008
Raymond S. Troubh

/s/ Jack G. Wasserman	Director	September 29, 2008
Jack G. Wasserman